Filed Pursuant To Rule 433

Registration No. 333-275079

March 14, 2024

The Tech Show (TV): Grayscale Media Tour

SONYA GAVANKAR: Just approved in January, billions of dollars of shares in spot Bitcoin ETFs have already changed hands. With the Security and Exchange Commission approving 11 of these ETFs, the floodgates have opened, making it a lot easier to include crypto in a portfolio. Here to explain the ins and outs is John Hoffman, head of distribution and partnerships at Grayscale, the world's largest crypto manager. Welcome, John.

MANAGING DIRECTOR, GRAYSCALE INVESTMENTS, JOHN HOFFMAN: Thanks for having me. Pleasure to be here.

GAVANKAR: How would you describe the market's reactions so far to spot Bitcoin ETFs?

HOFFMAN: Tremendous reactions. So these launched in January of this year. Uh, they've traded over $40 billion, uh, since they launched. And so a tremendous appetite for this new product in the market.

GAVANKAR: What are the benefits of investing in Bitcoin in the first place, and why choose to do it with an ETF?

HOFFMAN: So investors are thinking about two things as it relates to investing in Bitcoin. The first is performance. Again, on a backward looking view, Bitcoin has been the best performing asset over the past 10 years. So there's a performance piece. The second is around diversification. Uh, so the potential that it may act differently than stocks, bonds, commodities, real estate, um, and those are the two main drivers of interest in Bitcoin investing today.

GAVANKAR: Where can people find out more?

HOFFMAN: I invite you to go to www.grayscale.com, that's g-r-a-y scale.com, and you can learn more about GBTC, the world's largest Bitcoin ETF.

GAVANKAR: Thanks John.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.